EXHIBIT 99.1
WD-40 Company Reports Third Quarter 2024 Financial Results
~ Global net sales grew 9 percent in the third quarter compared to the prior year fiscal quarter ~
~ Management reiterates fiscal year 2024 guidance ~
SAN DIEGO — July 10, 2024 — WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its third fiscal quarter ended May 31, 2024.
Third Quarter Highlights and Summary:
•Total net sales were $155.0 million, an increase of 9 percent compared to the prior year fiscal quarter.
•Excluding the favorable impact of foreign currency exchange rates, net sales would have increased 8 percent to $153.5 million compared to the prior year fiscal quarter.
•Total maintenance product sales were $147.2 million, an increase of 10 percent compared to the prior year fiscal quarter.
•Gross margin was 53.1 percent compared to 50.6 percent in the prior year fiscal quarter.
•Selling, general, and administrative expenses were $45.6 million, up 19 percent compared to the prior year fiscal quarter.
•Advertising and sales promotion expenses were $9.3 million, up 22 percent compared to the prior year fiscal quarter. These expenses accounted for 6.0 percent of total net sales, up from 5.4 percent in the prior year fiscal quarter.
•Net income was $19.8 million, an increase of 5 percent from the prior year fiscal quarter.
•Diluted earnings per share were $1.46 compared to $1.38 in the prior year fiscal quarter.

“We delivered another strong quarter with record sales driven by robust volume growth across all three of our trade blocs," said Steve Brass, WD-40 Company’s president and chief executive officer. "Our maintenance product sales achieved impressive growth of over 10 percent for both the third quarter and year-to-date, aligning with our established long-term growth objectives. Additionally, we made significant progress across all four of our Must-Win Battles, including experiencing a strong start in our newest direct market, Brazil. Overall, we are satisfied with our performance and remain confident in our ability to consistently deliver sustainable, profitable growth," concluded Brass.
Net Sales by Segment (in thousands):

	Three Months Ended May 31,				Nine Months Ended May 31,
	2024	2023	Dollars	Change	2024	2023	Dollars	Change
Americas (1)	$75,103	$71,130	$3,973	6%	$202,685	$192,034	$10,651	6%
EIMEA (2)	59,399	52,524	6,875	13%	162,466	140,105	22,361	16%
Asia-Pacific (3)	20,543	18,063	2,480	14%	69,415	64,664	4,751	7%
Total	$155,045	$141,717	$13,328	9%	$434,566	$396,803	$37,763	10%
Third Quarter Highlights by Segment:
Americas
•The Americas segment represented 49 percent of total net sales in the third quarter.
•Net sales in the Americas increased 6 percent in the third quarter compared to the prior year fiscal quarter primarily due to an increase in net sales of WD-40® Multi-Use Product of 7 percent. WD-40® Multi-Use Product sales increased most significantly in Latin America, which were up $5.4 million, and were partially offset by lower sales in the United States and Canada, which were down by $1.0 and $0.3 million, respectively.
•WD-40 Specialist® increased 10 percent primarily due to new distribution and the timing of customer orders in the United States.
EIMEA
•The EIMEA segment represented 38 percent of total net sales in the third quarter.
•Net sales in EIMEA increased 13 percent in the third quarter compared to the prior year fiscal quarter primarily due to an increase in net sales of WD-40® Multi-Use Product of 17 percent. WD-40® Multi-Use Product sales increased most significantly in France and Italy, which were up $1.4 million and $1.2 million, respectively, as well as Benelux(4) and Poland, which were each up $1.1 million from the prior quarter of the previous fiscal year.
•Net sales of WD-40 Specialist® increased 11 percent primarily due to the combined impact of higher sales volume and the favorable impact of price increases across the regions.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had a favorable impact on sales in EIMEA for the current quarter. On a non-GAAP constant currency basis, net sales in EIMEA would have been $57.8 million for the third quarter.
Asia-Pacific
•The Asia-Pacific segment represented 13 percent of total net sales in the third quarter.
•Net sales in Asia-Pacific increased 14 percent in the third quarter compared to the prior year fiscal quarter primarily due to an increase in sales of WD-40® Multi-Use Product of 11 percent. WD-40® Multi-Use Product sales increased most significantly in China and the Asia distributor markets, which were up $1.0 million and $0.4 million, respectively.
•Net sales of WD-40 Specialist® increased 30 percent primarily due to successful brand building in certain regions and the timing of customer orders.
•Homecare and cleaning product sales, which remain strategic focus for the Company in this segment, increased 28 percent due to higher sales volume in Australia attributable to successful promotional activities and improved packaging.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had an unfavorable impact on sales in Asia-Pacific for the current quarter. On a non-GAAP constant currency basis, net sales in Asia-Pacific would have been $20.9 million for the third quarter.
Net Sales by Product Group (in thousands):

	Three Months Ended May 31,				Nine Months Ended May 31,
	2024	2023	Dollars	Change	2024	2023	Dollars	Change
WD-40 Multi-Use Product	$119,053	$107,151	$11,902	11%	$333,964	$302,000	$31,964	11%
WD-40 Specialist	20,224	17,886	2,338	13%	53,883	48,566	5,317	11%
Other maintenance products (5)	7,885	8,288	(403)	(5)%	22,699	21,175	1,524	7%
Total maintenance products	147,162	133,325	13,837	10%	410,546	371,741	38,805	10%
HCCP (6)	7,883	8,392	(509)	(6)%	24,020	25,062	(1,042)	(4)%
Total	$155,045	$141,717	$13,328	9%	$434,566	$396,803	$37,763	10%
•Net sales of maintenance products, which are considered the primary strategic focus for the Company, represented 95 percent of total net sales in the third quarter. Net sales of maintenance products increased 10 percent in the third quarter when compared to the prior year fiscal quarter primarily due to higher sales of WD-40® Multi-Use Product in EIMEA, Latin America and China.
•Net sales of homecare and cleaning products represented 5 percent of total net sales in the third quarter. Net sales of the homecare and cleaning products declined 6 percent in the third quarter when compared to the prior year fiscal quarter primarily due to lower sales of homecare and cleaning products in the United States and the United Kingdom, which were partially offset by higher sales in Australia. The Company has previously disclosed its intent to actively pursue the sale of its homecare and cleaning product portfolios in the United States and United Kingdom.
Dividend and Share Repurchase Update
•On June 18, 2024, the Company’s board of directors declared a regular quarterly dividend of $0.88 per share payable on July 31, 2024 to stockholders of record at the close of business on July 19, 2024.
•On June 19, 2023, the Company’s board approved a share repurchase plan that became effective on September 1, 2023. Under the plan, the Company is authorized to acquire up to $50.0 million of its outstanding shares through August 31, 2025.
•During the period from September 1, 2023 through the end of the third quarter, the Company repurchased 34,250 shares at a total cost of $8.1 million under this $50.0 million plan.
•The timing and amount of repurchases under the plan are based on terms and conditions as may be acceptable to the Company’s chief executive officer and chief financial officer, subject to present loan covenants, and in compliance with all laws and regulations applicable thereto.

Reiterated Fiscal Year 2024 Guidance
The Company reiterated its guidance for fiscal year 2024:
•Net sales growth is projected to be between 6 and 12 percent with net sales expected to be between $570 million and $600 million on a non-GAAP constant currency basis.
•Gross margin for the full year is expected to be between 51.5 and 53 percent.
•Advertising and promotion investments are projected to be between 5 and 6 percent of net sales.
•The provision for income tax is expected to be between 23 and 24 percent.
•Net income is projected to be between $67.7 million and $71.8 million.
•Diluted earnings per share is expected to be between $5.00 and $5.30 based on an estimated 13.6 million weighted average shares outstanding.

"We continue to make progress on the divestiture of the U.S. and U.K. homecare and cleaning product portfolios. We have engaged an investment bank and they are currently in discussions with potential suitors on our behalf. In addition, we have made significant progress on gross margin this fiscal year and continue to move closer to our 55 percent target,” said Sara Hyzer, WD-40 Company’s vice president, finance and chief financial officer. “We remain on track to meet our fiscal year 2024 guidance but we are currently projecting that we will end the fiscal year closer to the upper end of our range for gross margin.”
This guidance is expressed in good faith and is based on management’s current view of anticipated results. Unanticipated inflationary headwinds and other unforeseen events may further affect the Company’s financial results. Net sales presented on a non-GAAP constant currency basis use weighted average fiscal year 2023 foreign currency exchange rates.
Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 2:00 p.m. PDT today to discuss these results. Other forward-looking and material information may also be discussed during this call. Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company
WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, 1001®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.

Headquartered in San Diego, California, USA, WD-40 Company recorded net sales of $537.3 million in fiscal year 2023 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select Market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.
Forward-Looking Statements
Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information. These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. These forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.
Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including: expected benefits from the acquisition transaction; acquired business not performing as expected; assuming unexpected risks, liabilities and obligations of the acquired business; disruption to the parties’ business as a result of the announcement and acquisition transaction; integration of acquired business and operations into the company; growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation; the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; changes in the political conditions or relations between the United States and other nations; the impacts from inflationary trends and supply chain constraints; changes in interest rates; and forecasted foreign currency exchange rates and commodity prices.
The Company’s expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company’s expectations, beliefs or forecasts will be achieved or accomplished. All forward-looking statements reflect the Company’s expectations as of July 10, 2024. We undertake no obligation to revise or update any forward-looking statements.
Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I—Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2023 which the Company filed with the SEC on October 23, 2023, and in the Company’s Quarterly Report on Form 10-Q for the period ended May 31, 2024, which the Company expects to file with the SEC on July 10, 2024.

Table Notes and General Definitions
(1)The Americas segment consists of the U.S., Canada and Latin America.
(2)The EIMEA segment consists of countries in Europe, India, the Middle East and Africa.
(3)The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(4)The Benelux region is comprised of the countries of Belgium, Luxembourg and the Netherlands.
(5)The Company markets its other maintenance products under the GT85® and 3-IN-ONE® brand names.
(6)The Company markets its homecare and cleaning products (“HCCP”) under the X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava®, and Solvol® brand names.
(7)In order to show the impact of changes in foreign currency exchange rates on our results of operations, we have included constant currency disclosures, where necessary, in this press release. Constant currency disclosures represent the translation of our current fiscal year revenues, expenses and net income from the functional currencies of our subsidiaries to U.S. dollars using the exchange rates in effect for the corresponding period of the prior fiscal year. Results on a constant currency basis are not in accordance with accounting principles generally accepted in the United States of America (“non-GAAP”) and should be considered in addition to, not as a substitute for, results prepared in accordance with U.S. GAAP. We use results on a constant currency basis as one of the measures to understand our operating results and evaluate our performance in comparison to prior periods in order to enhance the visibility of the underlying business trends, excluding the impact of translation arising from foreign currency exchange rate fluctuations. Management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing our underlying business performance and trends. However, reference to constant currency basis should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	May 31, 2024	August 31, 2023
Assets
Current assets:
Cash and cash equivalents	$45,300	$48,143
Trade and other accounts receivable, net	116,434	98,039
Inventories	76,576	86,522
Other current assets	10,453	15,821
Total current assets	248,763	248,525
Property and equipment, net	63,903	66,791
Goodwill	96,927	95,505
Other intangible assets, net	6,682	4,670
Right-of-use assets	11,590	7,820
Deferred tax assets, net	1,197	1,201
Other assets	14,548	13,454
Total assets	$443,610	$437,966

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$32,377	$30,826
Accrued liabilities	29,697	30,000
Accrued payroll and related expenses	18,740	16,722
Short-term borrowings	22,316	10,800
Income taxes payable	2,111	494
Total current liabilities	105,241	88,842
Long-term borrowings	85,473	109,743
Deferred tax liabilities, net	10,844	10,305
Long-term operating lease liabilities	6,072	5,832
Other long-term liabilities	13,738	13,066
Total liabilities	221,368	227,788

Commitments and Contingencies
Stockholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 19,924,268 and 19,905,815 shares issued at May 31, 2024 and August 31, 2023, respectively; and 13,547,637 and 13,563,434 shares outstanding at May 31, 2024 and August 31, 2023, respectively	20	20
Additional paid-in capital	174,177	171,546
Retained earnings	495,109	477,488
Accumulated other comprehensive loss	(31,300)	(31,206)
Common stock held in treasury, at cost — 6,376,631 and 6,342,381 shares at May 31, 2024 and August 31, 2023, respectively	(415,764)	(407,670)
Total stockholders’ equity	222,242	210,178
Total liabilities and stockholders’ equity	$443,610	$437,966

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2024	2023	2024	2023

Net sales	$155,045	$141,717	$434,566	$396,803
Cost of products sold	72,657	69,955	203,684	194,708
Gross profit	82,388	71,762	230,882	202,095

Operating expenses:
Selling, general and administrative	45,564	38,195	134,722	115,869
Advertising and sales promotion	9,345	7,660	23,053	18,984
Amortization of definite-lived intangible assets	303	250	806	753
Total operating expenses	55,212	46,105	158,581	135,606

Income from operations	27,176	25,657	72,301	66,489

Other income (expense):
Interest income	136	69	276	164
Interest expense	(1,182)	(1,597)	(3,336)	(4,268)
Other (expense) income, net	(283)	243	(516)	558
Income before income taxes	25,847	24,372	68,725	62,943
Provision for income taxes	6,005	5,477	15,865	13,525
Net income	$19,842	$18,895	$52,860	$49,418

Earnings per common share:
Basic	$1.46	$1.39	$3.89	$3.62
Diluted	$1.46	$1.38	$3.88	$3.62

Shares used in per share calculations:
Basic	13,552	13,573	13,556	13,582
Diluted	13,577	13,600	13,581	13,606

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Nine Months Ended May 31,
	2024	2023
Operating activities:
Net income	$52,860	$49,418
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,186	5,939
Net (gains) losses on sales and disposals of property and equipment	(141)	20
Deferred income taxes	539	(376)
Stock-based compensation	5,051	5,793
Amortization of cloud computing implementation costs	650	212
Unrealized foreign currency exchange losses (gains)	108	(1,780)
Provision for credit losses	325	18
Write-off of inventories	1,347	693
Changes in assets and liabilities:
Trade and other accounts receivable	(15,771)	(9,015)
Inventories	9,137	9,826
Other assets	(186)	(538)
Operating lease assets and liabilities, net	(26)	55
Accounts payable and accrued liabilities	(347)	(7,086)
Accrued payroll and related expenses	1,915	1,470
Other long-term liabilities and income taxes payable	2,177	944
Net cash provided by operating activities	64,824	55,593

Investing activities:
Purchases of property and equipment	(3,359)	(4,650)
Proceeds from sales of property and equipment	457	437
Acquisition of business, net of cash acquired	(6,201)	-
Net cash used in investing activities	(9,103)	(4,213)

Financing activities:
Treasury stock purchases	(8,094)	(7,434)
Dividends paid	(35,239)	(33,273)
Repayments of long-term senior notes	(800)	(800)
Net repayments from revolving credit facility	(11,592)	(11,917)
Shares withheld to cover taxes upon conversions of equity awards	(2,420)	(600)
Net cash used in financing activities	(58,145)	(54,024)
Effect of exchange rate changes on cash and cash equivalents	(419)	3,204
Net (decrease) increase in cash and cash equivalents	(2,843)	560
Cash and cash equivalents at beginning of period	48,143	37,843
Cash and cash equivalents at end of period	$45,300	$38,403